EXHIBIT 99.1

Xenith Bankshares, Inc. Reports Second Quarter, First Half 2013 Results and Announces Share Repurchase Program

RICHMOND, Va., July 31, 2013 (GLOBE NEWSWIRE) -- Xenith Bankshares, Inc. (Nasdaq:XBKS), parent company of Xenith Bank, a business-focused bank serving the Greater Washington, D.C., Richmond and Greater Hampton Roads, Virginia markets, today announced financial results for the three and six months ended June 30, 2013.

Net income was $552,000, or $0.05 per common share, in second quarter 2013, compared to $832,000, or $0.08 per common share, in second quarter 2012. For the first six months of 2013, net income was $970,000, or $0.09 per common share, compared to $1.14 million, or $0.10 per common share, for the first six months of 2012. Net income in second quarter and first half 2013 reflected income tax expense, while net income in the comparable 2012 periods did not include income tax expense, as the company had a valuation allowance on its net deferred tax asset.

Second Quarter, First Half 2013 Highlights

  Net interest income after provision for loan losses was $5.25 million in the second quarter of 2013 compared to $5.03 million in the second quarter of 2012, and $10.09 million in the first half of 2013 compared to $9.74 million in the first half of 2012. Interest income was lower in the 2013 periods due to lower loan and investment yields, which was more than offset by lower cost of deposits and lower provisions for loan losses.
  Total assets were $578.93 million at June 30, 2013, compared to $563.21 million at December 31, 2012, primarily reflecting loan growth and higher levels of investment securities.
  Net loans held for investment increased to $393.59 million at June 30, 2013, compared to $379.01 million at December 31, 2012. Loans held for sale, which reflect the company's participation in a mortgage warehouse lending program, were $61.86 million at June 30, 2013, compared to $80.87 million at December 31, 2012. This decrease in loans held for sale is due to a decline in mortgage refinancing activity nationwide, a trend that could continue.
  Total deposits grew to $464.68 million at June 30, 2013, compared to $453.23 million at December 31, 2012, providing additional core deposit funding to support the company's lending activities.
  Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.89% at June 30, 2013, down from 0.95% at December 31, 2012. The ratio of ALLL to nonaccrual loans exceeded 100% at June 30, 2013.
  Book value per common share at June 30, 2013 was $7.51, down from $7.55 at December 31, 2012, while tangible book value1 was $6.00 at June 30, 2013, compared to $6.02 at December 31, 2012. Total shareholders' equity was $87.14 million at June 30, 2013, compared to $87.55 million at December 31, 2012. The recent increase in longer term interest rates had a negative impact on the market value of the company's securities portfolio, which reduced the company's equity.
  Capital ratios remained above regulatory standards for "well-capitalized" banks, with a Tier 1 leverage ratio of 12.39%, a Tier 1 risk-based capital ratio of 13.69%, and a total risk-based capital ratio of 14.71% at June 30, 2013.

T. Gaylon Layfield, III, President and Chief Executive Officer, commented: "Xenith continues to demonstrate consistent financial performance and balance sheet and capital strength. We have added loans in a highly competitive environment, while maintaining our unwavering commitment to credit quality, risk management and risk-adjusted loan pricing. With approximately 75% of our loan portfolio comprised of floating rate loans, we believe we have built an asset-sensitive balance sheet that should perform well as interest rates rise.

We continue to focus on growing core deposits, including noninterest bearing deposits, in many cases linked to treasury services customers, which are adding value to the Xenith franchise by contributing to a low cost of funds that supports lending activity."

Layfield noted the Bank has built an infrastructure with skilled professionals and a technology platform that will support a significantly larger bank. "These investments," said Layfield, "are critical to our strategic plan, which continues to be centered on organic growth and prudent acquisitions."

Operating Results

Interest income for the three months ended June 30, 2013 was $6.10 million compared to $6.55 million for the three months ended June 30, 2012. For the first six months of 2013, interest income was $12.29 million compared to $12.67 million for the first six months of 2012. Interest income reflected average interest-earning assets of $543.91 million in the first six months of 2013, compared to $463.10 million for the comparable 2012 period. Despite higher average interest earning asset balances, asset yields in the first six months of 2013 were 4.52% compared to 5.47% in the comparable 2012 period. Assets yields in the second quarter 2013 were 4.53% compared to 5.58% in the comparable 2012 period. These declines were due partially to downward interest rate pressure and lower accretion of fair market adjustments from acquired loans. Accretion from acquired loans decreased to $498,000 in the three months ended June 30, 2013 from $921,000 in the three months ended June 30, 2012, and to $999,000 in the first six months of 2013 from $1.61 million in the first six months of 2012.

Interest expense for the three months ended June 30, 2013 was $851,000 compared to $970,000 for the three months ended June 30, 2012. For the first six months of 2013, interest expense was $1.79 million compared to $2.03 million for the first six months of 2012. Average deposit balances in the first six months of 2013 increased to $386.04 million from $331.70 million in the comparable 2012 period. Despite higher average balances, the cost of total liabilities declined to 0.88% in the first six months of 2013 from 1.15% in the first six months of 2012, as the company re-priced interest-bearing deposit accounts and added noninterest-bearing demand deposit accounts. The cost of liabilities in the second quarter 2013 was 0.85% compared to 1.10% in the same period of 2012.

Net interest income after provision for loan and lease losses was $5.25 million in second quarter 2013, up from $5.03 million in second quarter 2012. Net interest income after provision was $10.09 million in the first half of 2013 compared to $9.74 million in the first half of 2012. Net interest income after provision for loan losses in the 2013 periods was affected by margin pressure and lower accretion on acquired loans, offset by lower provision expense due to payoffs and pay-downs of loans and a shift to higher quality commercial and industrial and commercial real estate loans. Net interest income after provision in the second quarter reflected a $4,000 loan loss provision compared to a $547,000 provision in second quarter 2012, while loan loss provision in the first half of 2013 was $415,000 compared to provision expense of $907,000 in the first half of 2012.

Net interest margin in second quarter 2013 was 3.90% compared to 4.75% in second quarter 2012, and up slightly from 3.83% in first quarter 2013. Net interest margin for the first six months of 2013 was 3.86% compared to 4.60% for the first six months of 2012. Net interest margin pressure caused by the continued low interest rate environment, lower investment yields, and a decline in accretion from acquired loans impacted the company's net interest margin in the 2013 periods.

"While virtually all banks are challenged to maintain margins, we believe our ability to stay near the 4% mark has been an accomplishment," noted Layfield. "We are working diligently to maintain our margins, and it is worth noting that as interest rates rise, the majority of our loans will re-price to reflect changing rates."

Noninterest income was $373,000 in second quarter 2013 compared to $254,000 in second quarter 2012, reflecting growth in service charges on deposit accounts, increased fees from treasury management services, and gains on sales of investment securities. For the first half of 2013, noninterest income was $1.03 million, compared to $609,000 for the first half of 2012. First half 2013 reflected increased service charges, gains on sales of investment securities, and a $346,000 gains on the sale of collateral on an impaired loan acquired in the 2011 Virginia Business Bank transaction. Service charges and other fee income increased 43% in the first half of 2013 over the first half of 2012.

Noninterest expense in second quarter 2013 was $4.79 million compared to $4.45 million in second quarter 2012. First half 2013 noninterest expense was $9.63 million, compared to $9.20 million in first half 2012. Layfield explained that the year-over-year increases primarily reflect compensation expense related to the company's long-term commitment to invest in relationship officers to drive organic loan and deposit growth, and that these increases reflect the addition of relationship officers in the Greater Washington, D.C. and Richmond markets.

Balance Sheet and Asset Quality

The company's total assets were $578.93 million at June 30, 2013, compared to $563.21 million at December 31, 2012 and $579.85 million at March 31, 2013. Total deposits were $464.68 million at June 30, 2013, compared to $453.23 million at December 31, 2012 and $468.80 million at March 31, 2013.

"Since our inception at the end of 2009, we have placed strong emphasis on building demand and money market accounts as part of a strategy to expand banking relationships with customers to build Xenith's deposit base while continuing to manage exposure to costlier funding sources," said Layfield.

Loans held for investment after allowance for loan losses increased to $393.59 million at June 30, 2013, compared to $379.01 million at December 31, 2012 and $372.05 million at March 31, 2013, reflecting the company's progress in originating new loans and growing its loan portfolio despite payoffs and pay-downs. Loans held for sale, reflecting the company's participation in a mortgage warehouse lending program, were $61.86 million at June 30, 2013, compared to $80.87 million at December 31, 2012 and $68.91 million at March 31, 2013. The decline reflected lower residential mortgage refinancing activity nationwide, which is a trend that could continue.

Balance sheet quality was high and demonstrated continued improvement. The ratio of nonperforming assets (NPAs) to total assets was 0.89% at June 30, 2013, compared to 0.95% at December 31, 2012, while the ratio of NPAs to loans (excluding loans held for sale) declined to 1.29% at June 30, 2013, compared to 1.39% at year-end 2012. Net charge-offs as a percentage of average loans held for investment was 0.11% at June 30, 2013. The company's allowance for loan and lease losses to nonaccrual loans was more than 100% at the end of first half 2013 compared to 96% at the end of 2012.

Layfield concluded: "Commercial real estate lending in the Richmond market has been a recent highlight, and our expertise as a government contractor lender continues to generate positive results in the Greater Washington, D.C. market. Moving into the third quarter, we are encouraged by potential lending opportunities throughout our target markets. With a strong balance sheet and a seasoned team, we feel Xenith is well positioned to continue its path of building shareholder value in a prudent and sustainable manner."

Share Repurchase Program

The company also announced that its board of directors has adopted a share repurchase program under which the company may repurchase up to 210,000 shares of its common stock, or approximately 2% of its currently outstanding shares. Layfield stated, "We are pleased to announce this share repurchase program. Our board's approval of this program reflects our confidence in the company's future. Repurchasing shares underscores our long-term commitment to enhancing shareholder value."

The repurchase program permits shares to be repurchased in the open market. There is no guarantee as to the number of shares that will be repurchased by the company, and the company may discontinue the program at any time. The repurchase program depends on marketplace conditions and other factors and remains subject to the discretion of the company's board of directors.

Profile

Xenith Bankshares, Inc. is the holding company for Xenith Bank. Xenith Bank is a full-service, locally-managed commercial bank, specifically targeting the banking needs of middle market and small businesses, local real estate developers and investors, private banking clients, and select retail banking clients. As of June 30, 2013, the company had total assets of $578.93 million and total deposits of $464.68 million. Xenith Bank's target markets are Greater Washington, DC, Richmond, VA, and Greater Hampton Roads, VA metropolitan statistical areas. The Company is headquartered in Richmond, Virginia and currently has six branch locations in Tysons Corner, Richmond and Suffolk, Virginia. Xenith Bankshares common stock trades on the NASDAQ Capital Market under the symbol "XBKS."

For more information about Xenith Bankshares and Xenith Bank, visit our website: https://www.xenithbank.com/

All statements other than statements of historical facts contained in this press release are forward-looking statements. Forward-looking statements made in this press release reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to Xenith Bankshares, Inc. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to Xenith Bankshares. If a change occurs, Xenith Bankshares' business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include the risks discussed in Xenith Bankshares' public filings with the Securities and Exchange Commission, including those outlined in Part I, Item 1A, "Risk Factors" of Xenith Bankshares' Annual Report on Form 10-K for the year ended December 31, 2012. Except as required by applicable law or regulations, Xenith Bankshares does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statement.

1 Please see the discussion of non-GAAP financial measures at the end of the financial tables.

-Selected Financial Tables Follow-

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2013 AND DECEMBER 31, 2012

	(Unaudited)
(in thousands, except share data)	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents
Cash and due from banks	$ 7,272	$ 9,457
Federal funds sold	1,000	2,906
Total cash and cash equivalents	8,272	12,363
Securities available for sale, at fair value	72,055	57,551
Loans held for sale	61,861	80,867
Loans held for investment, net of allowance for loan and lease losses, 2013 -- $4,882; 2012 -- $4,875	393,591	379,006
Premises and equipment, net	5,306	5,397
Other real estate owned	276	276
Goodwill and other intangible assets, net	15,807	15,989
Accrued interest receivable	1,503	1,606
Deferred tax asset	4,621	4,094
Bank owned life insurance	9,523	--
Other assets	6,116	6,057
Total assets	$ 578,931	$ 563,206
Liabilities and Shareholders' Equity
Deposits
Demand and money market	$ 318,771	$ 317,526
Savings	4,486	4,069
Time	141,419	131,636
Total deposits	464,676	453,231
Accrued interest payable	230	232
Borrowings	25,000	20,000
Other liabilities	1,887	2,196
Total liabilities	491,793	475,659
Shareholders' equity
Preferred stock, $1.00 par value, $1,000 liquidation value, 25,000,000 shares authorized as of June 30, 2013 and December 31, 2012; 8,381 shares issued and outstanding as of June 30, 2013 and December 31, 2012	8,381	8,381
Common stock, $1.00 par value, 100,000,000 shares authorized as of June 30, 2013 and December 31, 2012; 10,488,060 shares issued and outstanding as of June 30, 2013 and December 31, 2012	10,488	10,488
Additional paid-in capital	71,746	71,414
Accumulated deficit	(2,732)	(3,660)
Accumulated other comprehensive (loss) income, net of tax	(745)	924
Total shareholders' equity	87,138	87,547
Total liabilities and shareholders' equity	$ 578,931	$ 563,206

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012
(Unaudited)

(in thousands, except per share data)	June 30, 2013	June 30, 2012
Interest income
Interest and fees on loans	$ 5,758	$ 6,080
Interest on securities	270	396
Interest on federal funds sold and deposits in other banks	76	72
Total interest income	6,104	6,548
Interest expense
Interest on deposits	535	656
Interest on time certificates of $100,000 and over	223	221
Interest on federal funds purchased and borrowed funds	93	93
Total interest expense	851	970
Net interest income	5,253	5,578
Provision for loan and lease losses	4	547
Net interest income after provision for loan and lease losses	5,249	5,031
Noninterest income
Service charges on deposit accounts	105	73
Net gain on sale and write-down of other real estate owned	--	138
Gain on sales of securities	132	--
Increase in cash surrender value of bank owned life insurance	23	--
Other	113	43
Total noninterest income	373	254
Noninterest expense
Compensation and benefits	2,790	2,683
Occupancy	370	347
FDIC insurance	109	92
Bank franchise taxes	216	144
Technology	432	389
Communications	59	66
Insurance	74	73
Professional fees	256	263
Other real estate owned	--	1
Amortization of intangible assets	91	91
Other	396	304
Total noninterest expense	4,793	4,453
Income before income tax	829	832
Income tax expense	277	--
Net income	552	832
Preferred stock dividend	(21)	(27)
Net income available to common shareholders	$ 531	$ 805
Earnings per common share (basic and diluted):	$ 0.05	$ 0.08

See notes to consolidated financial statements.

XENITH BANKSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(Unaudited)

(in thousands, except per share data)	June 30, 2013	June 30, 2012
Interest income
Interest and fees on loans	$ 11,618	$ 11,696
Interest on securities	520	832
Interest on federal funds sold and deposits in other banks	154	142
Total interest income	12,292	12,670
Interest expense
Interest on deposits	1,115	1,336
Interest on time certificates of $100,000 and over	489	506
Interest on federal funds purchased and borrowed funds	186	185
Total interest expense	1,790	2,027
Net interest income	10,502	10,643
Provision for loan and lease losses	415	907
Net interest income after provision for loan and lease losses	10,087	9,736
Noninterest income
Service charges on deposit accounts	199	132
Net gain on sale and write-down of other real estate owned and other collateral	346	129
Gain on sales of securities	291	219
Increase in cash surrender value of bank owned life insurance	23	--
Other	175	129
Total noninterest income	1,034	609
Noninterest expense
Compensation and benefits	5,748	5,514
Occupancy	734	736
FDIC insurance	207	182
Bank franchise taxes	413	294
Technology	819	805
Communications	121	138
Insurance	148	148
Professional fees	510	510
Other real estate owned	2	3
Amortization of intangible assets	182	182
Other	745	690
Total noninterest expense	9,629	9,202
Income before income tax	1,492	1,143
Income tax expense	522	--
Net income	970	1,143
Preferred stock dividend	(42)	(47)
Net income available to common shareholders	$ 928	$ 1,096
Earnings per common share (basic and diluted):	$ 0.09	$ 0.10

See notes to consolidated financial statements.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
($ in thousands, except per share data)

PERFORMANCE RATIOS	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012	2012
Net interest margin (1)	3.90%	3.83%	4.18%	4.54%	4.75%	4.47%
Return on average assets (2)	0.39%	0.29%	0.24%	4.38%	0.67%	1.42%
Return on average common equity (3)	2.77%	2.10%	1.68%	31.86%	4.56%	9.89%
Efficiency ratio (4)	85%	82%	80%	75%	76%	80%
Net income	$ 552	418	332	5,903	832	7,379
Earnings per common share (basic and diluted)	$ 0.05	0.04	0.03	0.56	0.08	0.70
______________________________
(1) Net interest margin is net interest income divided by average interest-earning assets.
(2) Return on average assets is net income for the respective period (annualized for quarter periods) divided by average assets for the respective period.
(3) Return on average equity is net income for the respective period (annualized for quarter periods) divided by average equity for the respective period.
(4) Efficiency ratio is non-interest expenses divided by the sum of net interest income and non-interest income.

ASSET QUALITY RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Net charge-offs as a percentage of average loans held for investment	0.11%	0.04%	0.35%	0.28%	0.23%
Allowance for loan and lease losses (ALLL) as a percentage of total loans held for investment (1)	1.23%	1.35%	1.27%	1.37%	1.32%
ALLL plus remaining discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment (2)	2.96%	3.31%	3.32%	3.91%	4.48%
ALLL to nonaccrual loans (1)	100.08%	104.35%	96.16%	95.94%	77.15%
Nonperforming assets as a percentage of total loans held for investment	1.29%	1.37%	1.39%	1.52%	1.86%
Nonperforming assets as a percentage of total assets	0.89%	0.89%	0.95%	0.93%	1.16%
______________________________
(1) ALLL excludes discounts (fair value adjustments) on acquired loans.
(2) Ratio is a non-GAAP financial measure calculated as the sum of ALLL and discounts (fair value adjustments) on acquired loans held for investment divided by the sum of total loans held for investment and discounts on loans. See discussion of non-GAAP financial measures below.

CAPITAL RATIOS	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Tier 1 leverage ratio	12.39%	12.23%	12.90%	13.02%	13.35%
Tier 1 risk-based capital ratio	13.69%	14.60%	15.39%	17.01%	16.24%
Total risk-based capital ratio	14.71%	15.75%	16.52%	18.24%	17.41%
Book value per common share (1)	$ 7.51	7.57	7.55	7.54	7.01
Tangible book value per common share (2)	$ 6.00	6.05	6.02	6.00	5.46
______________________________
(1) Book value per common share is total shareholders' equity less preferred stock divided by common shares outstanding at the end of the respective period.
(2) Tangible book value per common share is a non-GAAP financial measure calculated as total shareholders' equity less the sum of preferred stock and goodwill and other intangible assets divided by common shares outstanding at the end of the respective period. See discussion of non-GAAP financial measures below.

AVERAGE BALANCES (1)	Quarter Ended					Year Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012	2012
Total assets	$ 570,991	577,050	558,133	539,544	495,602	519,330
Loans held for sale	$ 62,396	66,434	72,676	75,396	45,451	49,579
Loans held for investment, net of allowance for loan and lease losses	$ 372,746	369,688	351,335	333,346	324,882	332,507
Total deposits	$ 460,288	466,018	447,829	434,640	391,591	413,808
Shareholders' equity	$ 88,153	87,907	87,623	82,485	81,368	83,010
______________________________
(1) Average balances are computed on a daily basis.

END OF PERIOD BALANCES	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2013	2013	2012	2012	2012
Total assets	$ 578,931	579,853	563,206	558,011	523,594
Loans held for sale	$ 61,861	68,905	80,867	74,632	76,976
Loans held for investment, net of allowance for loan and lease losses	$ 393,591	372,052	379,006	336,495	321,991
Total deposits	$ 464,676	468,798	453,231	448,144	419,316
Shareholders' equity	$ 87,138	87,772	87,547	87,172	81,593

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
ALLL + Discount / Gross Loans	2013	2013	2012	2012	2012
Allowance for loan and lease losses	$ 4,882	5,099	4,875	4,658	4,323
Add: Discounts (fair value adjustments) on acquired loans	$ 7,134	7,631	8,133	9,040	10,764
Total ALLL + discounts on acquired loans	12,016	12,730	13,008	13,698	15,087
Gross loans held for investment + discounts (fair value adjustments) on acquired loans	405,607	384,782	392,014	350,193	337,078
ALLL plus discounts (fair value adjustments) on acquired loans as a percentage of total loans held for investment	2.96%	3.31%	3.32%	3.91%	4.48%

Tangible book value per common share
Total shareholders' equity	87,138	87,772	87,547	87,172	81,593
Deduct: Preferred stock	8,381	8,381	8,381	8,381	8,381
Common shareholders' equity	78,757	79,391	79,166	78,791	73,212
Deduct: Goodwill and other intangible assets	$ 15,807	15,898	15,989	16,080	16,172
Tangible common shareholders' equity	62,950	63,493	63,177	62,711	57,040
Common shares outstanding	10,488	10,488	10,488	10,447	10,447
Tangible book value per common share	$ 6.00	6.05	6.02	6.00	5.46
______________________________
Allowance for loan and lease losses (ALLL) plus discounts on acquired loans as a percentage of total loans held for investment and tangible book value per share are supplemental financial measures that are not required by, or presented in accordance with, U.S. GAAP. Management believes that ALLL plus discounts on acquired loans held for investment is meaningful because it is one of the measures we use to assess our asset quality. Management believes that tangible book value per common share is meaningful because it is one of the measures we use to assess capital adequacy. Set forth above are reconciliations of each of these non-GAAP financial measures calculated and reported in accordance with GAAP. Book value is the same as shareholders' equity presented on our consolidated balance sheets. Our calculations of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.
CONTACT: Thomas W. Osgood
         Executive Vice President, Chief Financial Officer,
         Chief Administrative Officer and Treasurer
         (804) 433-2209
         tosgood@xenithbank.com